
                                  NSAR ITEM 77O

               VKAC Trust for Investment Grade New York Municipals
                               10f-3 Transactions

  UNDERWRITING #        UNDERWRITING      PURCHASED FROM     AMOUNT OF SHARES    % OF UNDERWRITING      DATE OF PURCHASE
                                                             PURCHASED


         1             New York City       Smith Barney      1,000,000                0.100%                02/14/98
